Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
FAX (801) 365-4855
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

SALT LAKE CITY, April 29, 2015 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage in the United States, announced operating results for the three months ended March 31, 2015.

Highlights for the three months ended March 31, 2015:

•	Achieved funds from operations (“FFO”) of $0.68 per diluted share. Excluding costs associated with acquisitions and non-cash interest, FFO as adjusted was $0.69 per diluted share, representing a 21.1% increase compared to the same period in 2014.

•	Increased same-store revenue by 8.3% compared to the same period in 2014.

•	Increased same-store net operating income (“NOI”) by 11.4% compared to the same period in 2014.

•	Increased same-store occupancy by 270 basis points to 92.5% as of March 31, 2015, compared to 89.8% as of March 31, 2014.

•	Acquired eight operating stores for approximately $84.1 million.

•	Paid a quarterly dividend of $0.47 per share.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented: “Strong occupancy, pricing power and disciplined expense control led to double-digit FFO and NOI growth for the quarter. We entered 2015 at record-high occupancy, and pushed it even higher in the slowest months of the year. Our customer acquisition platform continues to perform, and we are well-positioned for the prime rental season.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three months ended March 31, 2015 and 2014. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited):

	For the Three Months Ended March 31,
	2015		2014
		(per share)		(per share)
Net income attributable to common stockholders	$53,742	$0.46	$37,340	$0.32
Impact of the difference in weighted average number of shares – diluted(1)		(0.03)		(0.02)
Adjustments:
Real estate depreciation	26,118	0.21	23,240	0.19
Amortization of intangibles	2,797	0.02	3,726	0.03
Unconsolidated joint venture real estate depreciation and amortization	1,057	0.01	1,106	0.01
Unconsolidated joint venture gain on sale of real estate assets and purchase of partners’ interests	(2,857)	(0.02)	—	—
Distributions paid on Series A Preferred Operating Partnership units	(1,274)	(0.01)	(1,438)	(0.01)
Income allocated to Operating Partnership noncontrolling interests	4,893	0.04	3,869	0.03

FFO	$84,476	$0.68	$67,843	$0.55

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	697	0.01	662	0.01
Non-cash interest benefit related to out of market debt	(748)	(0.01)	(895)	(0.01)
Acquisition related costs	869	0.01	2,056	0.02

FFO as adjusted	$85,294	$0.69	$69,666	$0.57

Weighted average number of shares – diluted(2)	123,895,474		122,517,516

(1)	Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and FFO as adjusted per share, which are calculated assuming full redemption of all OP units as described in note (2).

(2)	Extra Space Storage L.P. (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average shares — diluted for FFO per share and FFO as adjusted per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.

Operating Results and Same-Store Performance:

The following table outlines the Company’s same-store performance for the three months ended March 31, 2015 and 2014 (amounts shown in thousands, except store count data—unaudited):

	For the Three Months Ended March 31,		Percent
	2015	2014	Change
Same-store rental and tenant reinsurance revenues	$139,652	$128,930	8.3%
Same-store operating and tenant reinsurance expenses	42,278	41,559	1.7%

Same-store net operating income	$97,374	$87,371	11.4%

Non same-store rental and tenant reinsurance revenues	$25,752	$16,534	55.8%
Non same-store operating and tenant reinsurance expenses	$7,894	$4,490	75.8%

Total rental and tenant reinsurance revenues	$165,404	$145,464	13.7%
Total operating and tenant reinsurance expenses	$50,172	$46,049	9.0%

Same-store square foot occupancy as of quarter end	92.5%	89.8%	3.0%

Properties included in same-store	503	503

Same-store revenues for the three months ended March 31, 2015 increased due to gains in occupancy and higher rental rates for both new and existing customers. Expenses were higher for the three months ended March 31, 2015 due to increases in property tax expense and repairs and maintenance. Increases in expenses were partially offset by decreases in property insurance and utility expenses during the three months ended March 31, 2015.

Major markets with revenue growth above the Company’s portfolio average for the three months ended March 31, 2015 included Atlanta, Denver, Los Angeles and San Francisco. Major markets performing below the Company’s portfolio average included Las Vegas, Philadelphia and Washington D.C./Baltimore.

Acquisition and Third-Party Management Activity:

During the quarter, the Company acquired seven operating stores located in South Carolina, Texas and Virginia for approximately $73.6 million. The Company also purchased a single store in California through the buyout of its joint venture partner’s interest for approximately $10.5 million.

Subsequent to the end of the quarter, the Company acquired 24 operating stores located in Arizona, Georgia and Texas for a total of approximately $192.9 million.

Operating Stores Under Contract:

The Company has four operating stores under contract for a total purchase price of approximately $31.9 million. The stores are located in Georgia, New Jersey and North Carolina. All of these acquisitions are expected to close by the end of the third quarter of 2015.

Other Stores Under Contract to be Purchased Upon Completion:

The Company has 16 other stores under contract for a total estimated purchase price of $175.4 million. These stores will be purchased upon completion of construction, and are scheduled to be built and opened in 2015, 2016 and 2017. Three of the stores, totaling $33.2 million, will be purchased by a joint venture, in which the Company will own a 10% equity interest.

The pending operating and other store acquisitions described above are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

Property Management:

As of March 31, 2015, the Company managed 271 stores for third-party owners. With an additional 270 stores owned and operated in joint ventures, the Company had a total of 541 stores under management. The Company continues to be the largest self-storage management company in the United States.

Balance Sheet:

As of March 31, 2015, the Company’s percentage of fixed-rate debt to total debt was 69.2%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 4.0% and 2.0%, respectively. The combined weighted average interest rate was 3.4% with a weighted average maturity of approximately 4.5 years.

Dividends:

On March 31, 2015, the Company paid a first quarter common stock dividend of $0.47 per share to stockholders of record at the close of business on March 16, 2015.

Outlook:

The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2015:

	Ranges for 2015 Annual Assumptions		Notes
	Low	High
Funds from operations	$2.90	$2.98
Funds from operations as adjusted	$2.94	$3.02

Same-store property revenue growth	6.25%	7.25%	Assumes a same-store pool of 503 stores and includes tenant reinsurance
Same-store property expense growth	3.00%	4.00%	Assumes a same-store pool of 503 stores and includes tenant reinsurance
Same-store property NOI growth	7.00%	9.00%	Assumes a same-store pool of 503 stores and includes tenant reinsurance
Weighted average one-month LIBOR	0.32%	0.32%

Net tenant reinsurance income	$55,000,000	$56,000,000
General and administrative expenses	$63,000,000	$64,000,000	Includes non-cash compensation expense of $5.5 million
Average monthly cash balance	$30,000,000	$30,000,000
Equity in earnings of real estate ventures	$12,000,000	$12,500,000
Acquisition of operating stores	$450,000,000	$450,000,000
Acquisition of other stores upon completion of development	$50,000,000	$50,000,000
Interest expense	$91,000,000	$92,000,000
Non-cash interest expense related to exchangeable senior notes	$2,700,000	$2,700,000	Excluded from FFO as adjusted
Non-cash interest benefit related to out of market debt	$2,400,000	$2,400,000	Excluded from FFO as adjusted
Taxes associated with the Company’s taxable REIT subsidiary	$9,000,000	$9,500,000
Acquisition related costs	$5,000,000	$5,000,000	Excluded from FFO as adjusted

Weighted average share count	125,000,000	125,000,000	Assumes redemption of all OP units for common stock

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financial & Stock Info,” then on “Quarterly Earnings” in the navigation menu. This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.

Conference Call:

The Company will host a conference call at 1:00 p.m. Eastern Time on Thursday, April 30, 2015, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants, conference ID: 17005626. The conference call will also be available on the Company’s website at www.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on April 30, 2015, until midnight Eastern Time on May 5, 2015. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers, conference ID: 17005626.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions on expected terms, or at all;

•	the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•	difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those stores, which could adversely affect our profitability;

•	potential liability for uninsured losses and environmental contamination;

•	the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	increased interest rates and operating costs;

•	reductions in asset valuations and related impairment charges;

•	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•	the failure to maintain our REIT status for federal income tax purposes;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•	difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company also presents FFO as adjusted which excludes non-recurring revenues and expenses, acquisition related costs and non-cash interest. Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding non-recurring revenues and expenses, the costs related to acquiring stores and non-cash interest charges, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store:

The Company’s same-store pool for the periods presented consist of 503 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. Same-store results provide information relating to store operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT. As of March 31, 2015, the Company owned and/or operated 1,106 self-storage stores in 35 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 740,000 units and approximately 81.8 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.

###

For Information:

Jeff Norman

Extra Space Storage Inc.

(801) 365-1759

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets:
Real estate assets, net	$4,197,853	$4,135,696

Investments in unconsolidated real estate ventures	85,602	85,711
Cash and cash equivalents	45,304	47,663
Restricted cash	35,350	25,245
Receivables from related parties and affiliated real estate joint ventures	3,136	11,778
Other assets, net	96,900	96,014

Total assets	$4,464,145	$4,402,107

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$1,972,957	$1,872,067
Premium on notes payable	2,534	3,281
Exchangeable senior notes	250,000	250,000
Discount on exchangeable senior notes	(12,169)	(13,054)
Notes payable to trusts	119,590	119,590
Lines of credit	99,000	138,000
Accounts payable and accrued expenses	71,553	65,521
Other liabilities	53,625	54,719

Total liabilities	2,557,090	2,490,124

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 116,458,159 and 116,360,239 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	1,164	1,163
Paid-in capital	1,998,240	1,995,484
Accumulated other comprehensive loss	(7,800)	(1,484)
Accumulated deficit	(258,728)	(257,738)

Total Extra Space Storage Inc. stockholders’ equity	1,732,876	1,737,425
Noncontrolling interest represented by Preferred Operating Partnership units, net of $120,230 notes receivable	81,088	81,152
Noncontrolling interests in Operating Partnership	92,105	92,422
Other noncontrolling interests	986	984

Total noncontrolling interests and equity	1,907,055	1,911,983

Total liabilities, noncontrolling interests and equity	$4,464,145	$4,402,107

Consolidated Statement of Operations for the three months ended March 31, 2015 and 2014 (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2015	2014
Revenues:
Property rental	$148,894	$132,001
Tenant reinsurance	16,510	13,463
Management fees and other income	7,750	7,123

Total revenues	173,154	152,587

Expenses:
Property operations	47,244	43,482
Tenant reinsurance	2,928	2,567
Acquisition related costs	869	2,056
General and administrative	16,249	15,709
Depreciation and amortization	30,428	28,375

Total expenses	97,718	92,189

Income from operations	75,436	60,398

Interest expense	(21,431)	(19,598)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(697)	(662)
Interest income	856	269
Interest income on note receivable from Preferred Operating Partnership unit holder	1,213	1,213

Income before equity in earnings of unconsolidated real estate ventures and income tax expense	55,377	41,620

Equity in earnings of unconsolidated real estate ventures	2,650	2,419
Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners’ interests	2,857	—
Income tax expense	(2,248)	(2,830)

Net income	58,636	41,209
Net income allocated to Preferred Operating Partnership noncontrolling interests	(2,926)	(2,492)
Net income allocated to Operating Partnership and other noncontrolling interests	(1,968)	(1,377)

Net income attributable to common stockholders	$53,742	$37,340

Earnings per common share
Basic	$0.46	$0.32

Diluted	$0.46	$0.32

Weighted average number of shares
Basic	116,117,615	115,438,325
Diluted	122,595,718	121,062,845

Cash dividends paid per common share	$0.47	$0.40

Reconciliation of the Range of Estimated Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending June 30, 2015 and Year Ending December 31, 2015 — Unaudited

	For the Three Months Ending June 30, 2015		For the Year Ending December 31, 2015
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.43	$0.45	$1.82	$1.90
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.04	0.04	0.16	0.16
Fixed component of income allocated to noncontrolling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.04)	(0.04)

Net income attributable to common stockholders for diluted computations	0.46	0.48	1.94	2.02

Adjustments:
Real estate depreciation	0.21	0.21	0.82	0.82
Amortization of intangibles	0.03	0.03	0.10	0.10
Unconsolidated joint venture real estate depreciation and amortization	0.01	0.01	0.04	0.04

Funds from operations	$0.71	$0.73	$2.90	$2.98

Adjustments:
Non-cash interest related to out of market debt	(0.01)	(0.01)	(0.02)	(0.02)
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.02	0.02
Acquisition related costs	0.01	0.01	0.04	0.04

Funds from operations as adjusted	$0.72	$0.74	$2.94	$3.02